UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, DC  20549

                           SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934

                      (AMENDMENT NO. _______)*

                      HEIN-WERNER CORPORATION
________________________________________________________________________
                         (Name of Issuer)

                                Common
________________________________________________________________________
                           (Title of Class of Securities)

                               423002104
                  _______________________________
                             (CUSIP Number)


Check the following box if a fee is being paid with this statement
[   ].  (A fee is not required only if the filing person:  (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                    Page 1 of 4 pages

CUSIP No.  423002104
                              13G
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Massachusetts Mutual Life Insurance Company
         04-1590850
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  ___X___
_________________________________________________________________________
3        SEC USE ONLY



_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES                  0
                 ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH                    0
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         0
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *

         not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON *

         IC  (insurance company)
_________________________________________________________________________

                  *  SEE INSTRUCTION BEFORE FILLING OUT!
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Page 2 of 4 pages

CUSIP NO. 423002104

                                 13G
_________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MASSMUTUAL CORPORATE INVESTORS
         04-2483041
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *

                                            (a)________
                                            (b)___X____
_________________________________________________________________________
3        SEC USE ONLY



_________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                      5       SOLE VOTING POWER
     NUMBER OF                0
        SHARES        ___________________________________________________
                      6       SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY                  not applicable
    EACH              ___________________________________________________
                      7       SOLE DISPOSITIVE POWER
     REPORTING                0
    PERSON WITH              ___________________________________________________
                      8       SHARED DISPOSITIVE POWER

                              not applicable
_________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
_________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES  *
                            not applicable
_________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
_________________________________________________________________________
12      TYPE OF REPORTING PERSON  *

        IV  (investment company)
_________________________________________________________________________
                       *   SEE INSTRUCTIONS BEFORE FILING

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Page 3 of 4

CUSIP NO.  423002104
                                   13G
_________________________________________________________________________
1       NAME OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MASSMUTUAL PARTICIPATION INVESTORS
        04-3025730
_________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *

                                              (a)______
                                              (b)__X___
_________________________________________________________________________
3       SEC USE ONLY


_________________________________________________________________________
4       CITIZENSHIP OF PLACE OF ORGANIZATION

        Commonwealth of Massachusetts
_________________________________________________________________________
                      5       SOLE VOTING POWER
     NUMBER OF                0
        SHARES        ___________________________________________________
                      6       SHARED VOTING POWER
    BENEFICIALLY              not applicable
     OWNED BY EACH    ___________________________________________________
                      7       SOLE DISPOSITIVE POWER
      REPORTING               0
    PERSON WITH       ___________________________________________________
                      8       SHARED DISPOSITIVE POWER
                              not applicable
_________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
_________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES   *
                              not applicable
_________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
_________________________________________________________________________
12      TYPE OF REPORTING PERSON  *

        IV (investment company)
_________________________________________________________________________
                    * SEE INSTRUCTIONS BEFORE FILLING OUT

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Page 4 of 4

ITEM 1(a).  Name of Issuer:  Hein-Werner Corp.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

         2120 N Pewaukee Road
         Waukesha, WI  53188-2404


ITEM 2(a).  Name of Person Filing:

            This statement is filed on behalf of Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, and MassMutual Participation Investors which together may be regarded as a group for the purpose of this statement. This statement is signed on behalf of both the aforementioned parties, and therefore, it does not include a separate agreement providing for a joint filing.

ITEM 2(b).  Address of Principal Business Office:

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL PARTICIPATION INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

ITEM 2(c).  Citizenship

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY is organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL CORPORATE INVESTORS is organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL PARTICIPATION INVESTORS is organized under the laws of the Commonwealth of Massachusetts

ITEM 2(d).  Title of Class of Securities:  Common Stock

ITEM 2(e).  CUSIP NUMBER:  423002104

ITEM 3. This statement is filed pursuant to Rule 13d-1(b) by Massachusetts Mutual Life Insurance Company, an insurance company as defined in Section 3(a)(19), MassMutual Corporate Investors, an investment company registered under Section 8 of the Investment Company Act of 1940, and MassMutual Participation Investors an investment company reqistered under Section 8 of the Investment Company
            Act of 1940 which together may be regarded as a group pursuant to Rule 13d-1(b)(ii)(H).

ITEM 4.     Ownership:

            This statement is filed to report information as of January 21, 1998.

            (a)  Amount Beneficially Owned:

            Massachusetts Mutual Life Insurance Company,
            MassMutual Corporate Investors, and MassMutual
            Participation Investors each own 0 warrants exercisable for a like amount of common stock.

            Total shares of common stock owned directly and indirectly: 0.

            The filing of this statement shall not be construed as an admission that Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, or MassMutual Participation Investors are for the purposes of sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any common stock of the issuer.

            (b)  Percent of Class:

            Percentage of ownership is calculated as follows:

            n/a


            (c)  Powers:

            n/a

ITEM 5.     Ownership of Five Percent or Less of a Class:

            No longer hold more than 5% of Hein-Werner

ITEM 6. Ownership of More Than Five Percent on Behalf of Another Person:

            Not applicable

ITEM 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security Being
            Reported on by the Parent Holding Company:

            Note applicable

ITEM 8. Identification and Classification of Members of the Group:

            not applicable

ITEM 9.     Notice of Dissolution of the Group:

            Not applicable

ITEM 10.    Certification:

            By signing below, MASSACHUSETTS MUTUAL LIFE
            INSURANCE COMPANY, MASSMUTUAL CORPORATE INVESTORS, and MASSMUTUAL PARTICIPATION INVESTORS certify to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature
---------
            After reasonable inquiry and to the best of knowledge and belief, MASSACHUSETTS MUTUTAL LIFE INSURANCE
            COMPANY and MASSMUTUAL CORPORATE INVESTORS and MASSMUTUAL PARTICIPATION INVESTORS certify that the information set forth in this statement is true, complete and correct.


February 12, 1998                        February 12, 1998
_____________________                    ____________________________
     Date                                        Date

MASSACHUSETTS MUTUAL                     MASSMUTUAL CORPORATE
LIFE INSURANCE COMPANY                   INVESTORS

By:  /s/Hamline C. Wilson                By: /s/Hamline C. Wilson
          Name                                 Name

Hamline C. Wilson                        Hamline C. Wilson
Vice President                           Vice President and CFO
_________________________                ____________________________
(Print Name and Title                    (Print Name and Title
 of Person Signing)                       of Person Signing)



February 12, 1998                        February 12, 1998
________________________                 ____________________________
         Date                                     Date

MASSMUTUAL PARTICIPATION                 MASSMUTUAL CORPORATE VALUE
INVESTORS                                PARTNERS LTD

By:  /s/Hamline C. Wilson                By: /s/Raymond B. Woolson
         Name                                       Name

Hamline C. Wilson                        Raymond B. Woolson
Vice President and CFO                   Vice President
_______________________                  ____________________________
Print Name and Title                     Print Name and Title
   of Person Signing                        of Person Signing

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